UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(650) 646-3320
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Chief Financial Officer

On April 18, 2023, Daniel Figenshu notified Mondee Holdings, Inc., a Delaware corporation (the “Company”), of his decision to resign as Chief Financial Officer (“CFO”), effective April 19, 2023, to pursue other opportunities.

(c) Appointment of Chief Financial Officer.

In connection with Mr. Figenshu’s resignation, the Company has appointed Jesús Portillo, age 47, to the position of CFO effective as of April 20, 2023. The selection of Mr. Portillo to serve as the CFO was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Portillo and any director or executive officer of the Company, and there are no transactions between Mr. Portillo and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Portillo has over 20 years of experience building and leading finance teams in both private and public global companies with operating scale and complexity. Prior to joining the Company, and from 2020 to 2023, Mr. Portillo served as Chief Financial Officer at ThriveDX Digital Skills Training, a leader in cybersecurity training and talent development, where he was responsible for its global financial strategy, including accounting, tax and treasury, financial systems and reporting and procurement. From 2017 to 2019, he served as Chief Operating Officer at Ilumno Holdings, an Ed-tech organization that provided technology and services to 17 higher education institutions with over 300,000 students annually. In addition to serving as Chief Operating Officer, he oversaw six universities, which were wholly-owned by Illumno Holdings, two of which were located in Brazil. Mr. Portillo began his career with WPP (NYSE: WPP), a global communication and technology services company, where he spent 18 years in finance and operating roles in Europe, Latin America, and the US, serving in various roles, including as chief financial officer for some of WPP’s subsidiaries. During his time at WPP, he streamlined processes, created new revenue lines, and established strong commercial relationships with WPP’s Fortune 100 customers. Mr. Portillo also played a key role at implementing controls and procedures required by the Sarbanes Oxley Act of 2002 in many of WPP’s companies. While at WPP, he also served as global financial lead for one of their key client accounts. Mr. Portillo holds a Bachelor’s degree in Business Administration from the University of Seville (Spain) and a Masters of Business Administration degree from the Kellogg School of Management, Northwestern University.

In connection with his appointment as CFO, Mr. Portillo has entered into that certain employment agreement with the Company, dated April 18, 2023 (the “Employment Agreement”). The Employment Agreement provides that Mr. Portillo’s employment shall commence on April 20, 2023 and continue for five years unless terminated in accordance with the terms of the Employment Agreement. The Employment Agreement also provides that Mr. Portillo shall receive: (i) an annualized base salary of $350,000 (the “Base Salary”); (ii) 180,000 shares of the Company’s common stock, par value $0.0001 per share, pursuant and subject to that certain Earn-Out Agreement, dated as of December 20, 2021 by and among ITHAX Acquisition Corp., and certain persons listed on Schedule A thereto (the “Earn-Out Agreement”); (iii) 250,000 shares of the Company’s restricted stock units, par value $0.0001 per share (the “RSUs”), granted pursuant to the Mondee Holdings, Inc. 2022 Equity Incentive Plan, subject to the Company’s form of Restricted Stock Unit Agreement, provided, however, that the RSUs shall not be granted until approved by the compensation committee of the Company’s board of directors; and (iv) a discretionary bonus in the sole discretion of the Company.

Under the Employment Agreement, the Company shall have the right to terminate Mr. Portillo’s employment at any time for “Cause,” as defined in the Employment Agreement. The Company may also terminate Mr. Portillo’s employment at any time and for any reason, or no reason at all, upon 45 days written’ notice to Mr. Portillo. Mr. Portillo shall have the right to terminate his employment with the Company at any time for “Good Reason,” as defined in the Employment Agreement.

If Mr. Portillo’s employment is terminated by the Company without Cause or is terminated by Mr. Portillo for Good Reason, the Company is obligated to make severance payments to Mr. Portillo in an aggregate amount equal to 12-months’ worth of (i) Mr. Portillo’s Base Salary for the year in which such termination occurs and (ii) health insurance premium reimbursements in the event Mr. Portillo elects to continue coverage for himself and his dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, in the event Mr. Portillo’s employment is terminated by the Company without Cause or is terminated by Mr. Portillo for Good Reason, any unvested RSUs and any unvested shares provided for under the Earn-Out Agreement will accelerate vesting and become fully vested as of the date Mr. Portillo’s employment terminates.

Mr. Portillo’s Employment Agreement also contains various other ordinary and customary covenants for the Company’s benefit by Mr. Portillo with respect to trade secrets, non-competition, non-solicitation and confidentiality.

The foregoing description of Mr. Portillo’s Employment Agreement and the Earn-Out Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the Earn-Out Agreement was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on December 20, 2021, each of which is incorporated by reference to this Item 5.02.

Additionally, Mr. Portillo has entered into the Company’s standard form of indemnification and advancement agreement (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Company agrees to indemnify Mr. Portillo against certain liabilities that may arise by reason of his status or services as CFO of the Company and to advancement of his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and is in addition to any other rights Mr. Portillo may have under the Company’s amended and restated certificate of incorporation, bylaws and applicable law.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on July 20, 2022, and is incorporated by reference herein as Exhibit 10.2.

Item 7.01	Regulation FD Disclosure.
On April 19, 2023, the Company issued a press release regarding the events described in Item 5.02. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, and shall not be incorporated or deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language contained in such filing, unless otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

			Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date
10.1#*	Employment Agreement, dated April 18, 2023, by and between Mondee Holdings, Inc. and Jesus Portillo.
10.2#	Earn-Out Agreement, dated as of December 20, 2021, by and among ITHAX Acquisition Corp., and certain other parties thereto	8-K	001-39943	10.5	December 20, 2021
10.3	Form of Indemnification Agreement of Mondee Holdings, Inc.	8-K	001-39943	10.4	July 20, 2022
99.1*	Press release dated as of April 19, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.
# Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.
Dated: April 19, 2023
	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)

(650) 646-3320
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On April 14, 2023, Mondee Brazil, LLC, a Delaware limited liability company (“Mondee Brazil”), and Mondee, Inc., a Delaware corporation (“Mondee, Inc.”, together with Mondee Brazil, the “Pledgors”), both subsidiaries of Mondee Holdings, Inc. (the “Company”), TCW Asset Management Company, a Delaware limited liability company (the “Administrative Agent”), the lenders from time to time (the “Lenders”) party to the Financing Agreement (as defined herein) and Orinter Viagens E Turismo S.A., a corporation organized under the laws of Brazil (“Orinter”), executed that certain share pledge agreement, effective as of March 28, 2023 (the “Share Pledge Agreement”) pursuant to that certain Amendment No. 10, dated as of January 31, 2023 (the “Amendment”), to that certain financing agreement, dated as of December 23, 2019, by and among Mondee Holdings, Inc., the Administrative Agent and the other parties thereto (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Financing Agreement”). The Share Pledge Agreement is governed by the laws of Brazil and the parties to the Share Pledge Agreement irrevocably submit to exclusive jurisdiction of the Brazilian courts located in São Paulo, Brazil for any action or proceeding arising out of the Share Pledge Agreement.

The Share Pledge Agreement sets forth the terms on which: (i) Mondee, Inc., the sole equity owner of Mondee Brazil and minority equity owner of Orinter, pledges 100% of the equity interests of Mondee Brazil, which is the majority equity owner of Orinter, pursuant to the Amendment, as previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 2, 2023 (the “Amendment 8-K”); and (ii) the Pledgors pledge 100% of the equity interests of Orinter, pursuant to the Amendment, as previously disclosed on the Amendment 8-K. The Share Pledge Agreement shall terminate on the termination date of the Financing Agreement.

In addition, the Share Pledge Agreement includes customary representations, warranties, of covenants of the Pledgors and Orinter, including: (1) the security interest created by the Share Pledge Agreement constitutes a perfected first priority security interest in the shares of Orinter and any assets or rights related thereto (the “Pledged Assets and Rights”), securing the payment of the secured obligations described in Exhibit I of the Share Pledge Agreement, that is binding and enforceable against the Pledgors and Orinter; (2) if the Pledgors acquire new shares issued, acquired, or distributed by Orinter (“Additional Shares”), the Pledgors shall enter into an amendment to the Share Pledge Agreement to extend and perfect the security interest created by the Share Pledge Agreement to the Additional Shares and the related Pledged Assets and Rights; (3) without the prior written consent of the Administrative Agent or as expressly permitted under the Share Pledge Agreement and Financing Agreement, the Pledgors shall not (x) create, incur or permit to exist any security in favor of, or any claim of any person with respect to the Pledged Assets and Rights, or (y) sell, assign, transfer, exchange, or otherwise dispose of the Pledged Assets and Rights; and (4) Pledgors shall defend the right, title and interest of the Administrative Agent and Lenders for the benefit of the Administrative Agent and Lenders in and to the Pledged Assets and Rights against all claims and demands.
The Share Pledge Agreement also provides that the Pledgors may not vote any of the equity interests of Orinter on the following matters, without the prior written consent of the Administrative Agent: (a) the sale, encumbrance of a substantial portion of the assets of Orinter, except as authorized in accordance with the terms of the Financing Agreement; (b) the merger, amalgamation, spin-off, consolidation or corporate restructuring of Orinter, or any type of corporate reorganization of Orinter, except as authorized in accordance with the terms of the Financing Agreement; and (c) the performance of any act or the execution of any document, for the purpose of approving, requesting, filing or agreeing with the judicial or extrajudicial reorganization, the bankruptcy or liquidation of Orinter, except as authorized in accordance with the terms of the Financing Agreement.
The foregoing summary of the Share Pledge Agreement is qualified in its entirety by (i) reference to the Share Pledge Agreement, a copy of which is attached here as Exhibit 10.3 and incorporated herein by reference, (ii) reference to the Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference, and (iii) reference to the Financing Agreement, a copy of which was filed as an exhibit 10.43 to the Company’s Registration Statement on Form S-4 with the Securities and Exchange Commission on March 21, 2022 (File No. 333-263727) and incorporated by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
The disclosure set forth above under Item 1.01 with respect to the Share Purchase Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1†
Financing Agreement, by and between Mondee Holdings, LLC and the “Borrowers,” the “Guarantors,” the “Lenders” and TCW Asset Management Company LLC, dated as of December 23, 2019, as amended. (Incorporated by reference to Exhibit 10.43 filed with the Company’s Form S-4/A on June 13, 2022)

10.2†	Amendment No. 10 to the Financing Agreement, dated January 31, 2023. (Incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K on February 3, 2023)
10.3†
Share Pledge Agreement, by and between Mondee Brazil, LLC and Mondee, Inc., the “Lenders,” Orinter Viagens E Turismo S.A., and TCW Asset Management Company LLC, signed April 14, 2023, effective as of March 28, 2023.

104	Cover Page Interactive Data File

†	Certain confidential information (indicated by brackets and asterisks) has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: April 19, 2023

	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268198
PROSPECTUS SUPPLEMENT
To Prospectus dated December 9, 2022

Primary Offering of
Up to 1,275,000 Shares of Class A Common Stock
Issuable upon Exercise of Warrants

Secondary Offering of
Up to 1,275,000 Shares of Class A Common Stock
and
Up to 1,275,000 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.
This prospectus supplement updates and supplements the information contained in the prospectus dated December 3, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-268198) with the information contained in our Current Reports on Form 8-K which were filed with the Securities and Exchange Commission on April 19, 2023 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 1,275,000 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), upon exercise from time to time of 1,275,000 redeemable warrants to purchase Class A common stock at an exercise price of $11.50 (the “Preferred Financing Warrants”) by third parties that did not purchase the Preferred Financing Warrants from the Company in the private placement that closed on September 29, 2022.
The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 1,275,000 shares of Class A common stock that may be issued upon the exercise of the Preferred Financing Warrants and (ii) up to 1,275,000 Preferred Financing Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or Preferred Financing Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Preferred Financing Warrants.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On April 17, 2023, the closing price of our Class A common stock was $9.95.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 19, 2023.